                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                       CLASS A PREFERRED STOCK, SERIES B)
                                       OF
                             GIDDINGS & LEWIS, INC.
                                       AT
                              $21.00 NET PER SHARE
                                       BY
                                   TAQU, INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                           THYSSEN AKTIENGESELLSCHAFT
                                    --------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON              WEDNESDAY, JULY 16, 1997, UNLESS THE OFFER IS EXTENDED.
                              -------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED
 AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON
  STOCK, PAR VALUE $0.10 PER SHARE, INCLUDING THE ASSOCIATED RIGHTS TO
  PURCHASE SHARES OF CLASS A PREFERRED STOCK, SERIES B, OF GIDDINGS & LEWIS,
   INC. REPRESENTING NOT LESS THAN A MAJORITY OF THE SHARES THEN OUTSTANDING
    ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED UPON THE
     EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE
      HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED,
       AND THE REGULATIONS THEREUNDER AND ANY APPLICABLE FOREIGN
       COMPETITION AND ANTITRUST STATUTES AND REGULATIONS, INCLUDING THE
        APPROVAL OF THE GERMAN FEDERAL CARTEL OFFICE PURSUANT TO THE
           GERMAN ACT AGAINST                    RESTRAINTS OF
                                  COMPETITION.
                              -------------------

THE BOARD OF DIRECTORS OF GIDDINGS & LEWIS, INC. (THE "COMPANY") HAS UNANIMOUSLY
 APPROVED THE OFFER AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND
                            TENDER THEIR SHARES PURSUANT TO THE OFFER.
                              -------------------

                                   IMPORTANT

    ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES OF COMMON STOCK OF THE COMPANY (THE "COMMON STOCK") INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE CLASS A PREFERRED STOCK, SERIES B (THE "RIGHTS" AND TOGETHER WITH THE COMMON STOCK, THE "SHARES") SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, INCLUDING ANY REQUIRED SIGNATURE GUARANTEES, AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) WITH THE CERTIFICATE(S) FOR THE TENDERED SHARES AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY, (2) FOLLOW THE PROCEDURE FOR BOOK-ENTRY TENDER OF SHARES SET FORTH IN SECTION 3, OR (3) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. SHAREHOLDERS HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE ARE URGED TO CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF THEY DESIRE TO TENDER SHARES SO REGISTERED.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.
                             ---------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER

JUNE 18, 1997

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    -----
INTRODUCTION...................................................................................................           1

THE TENDER OFFER...............................................................................................           2
       1.  Terms of the Offer; Expiration Date.................................................................           2
       2.  Acceptance for Payment and Payment for Shares.......................................................           3
       3.  Procedures for Accepting the Offer and Tendering Shares.............................................           4
       4.  Withdrawal Rights...................................................................................           7
       5.  Certain Federal Income Tax Consequences.............................................................           8
       6.  Price Range of Shares; Dividends....................................................................           9
       7.  Certain Information Concerning the Company..........................................................           9
       8.  Certain Information Concerning Purchaser and Thyssen................................................          13
       9.  Financing of the Offer and the Merger...............................................................          16
      10.  Background of the Offer; Contacts with the Company; the Merger Agreement............................          16
      11.  Purpose of the Offer; Plans for the Company After the Offer and the Merger..........................          21
      12.  Dividends and Distributions.........................................................................          22
      13.  Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act Registration....          22
      14.  Certain Conditions of the Offer.....................................................................          23
      15.  Certain Legal Matters...............................................................................          25
      16.  Fees and Expenses...................................................................................          29
      17.  Miscellaneous.......................................................................................          29

SCHEDULE I:  Directors and Executive Officers of Thyssen and TAQU..............................................         S-1

To the Holders of Common Stock of

Giddings & Lewis, Inc.:

                                  INTRODUCTION

    TAQU, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Thyssen Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany ("Thyssen"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.10 per share (the "Common Stock"), of Giddings & Lewis, Inc., a Wisconsin corporation (the "Company"), including the associated rights to purchase Class A Preferred Stock, Series B (the "Rights") issued pursuant to the Rights Agreement between the Company and Firstar Trust Company, as rights agent (the Common Stock and the Rights together are referred to herein as the "Shares") at $21.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. The Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which firm is acting as Dealer Manager (the "Dealer Manager"), Morgan Guaranty Trust Company of New York, which firm is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc. which firm is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 herein.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 HEREIN) A NUMBER OF SHARES REPRESENTING NOT LESS THAN A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED UPON THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") AND THE REGULATIONS THEREUNDER AND ANY APPLICABLE FOREIGN COMPETITION AND ANTITRUST STATUTES AND REGULATIONS, INCLUDING THE APPROVAL OF THE GERMAN FEDERAL CARTEL OFFICE PURSUANT TO THE GERMAN ACT AGAINST RESTRAINTS OF COMPETITION.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER.

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 11, 1997, among the Company, Thyssen and the Purchaser, pursuant to which, after the completion of the Offer, the Purchaser will be merged with and into the Company and each outstanding Share, not owned by Thyssen or its direct or indirect subsidiaries (or by shareholders who properly exercise dissenters' rights, if any), will be converted into the right to receive $21.00 in cash (the "Merger").

    According to the Company, as of June 11, 1997, there were 31,043,365 Shares outstanding and there were 1,643,483 Shares subject to issuance pursuant to the Company's stock option and incentive plans. According to the Company, there are no other classes of capital stock issued and outstanding as of the date hereof other than the Common Stock.

PURPOSE OF THE OFFER

    The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Upon the consummation of the Offer, Thyssen intends to consummate, as soon as possible after completion of the Offer, the Merger pursuant to and in accordance with the terms set forth in the Merger Agreement. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Business Corporation Law of the State of Wisconsin (the "BCL"), and the Delaware General Corporation Law ("DGCL"), Purchaser will be merged with and into the Company. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Thyssen. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Thyssen or any direct or indirect wholly owned subsidiary of Thyssen or the Company, and other than Shares held by shareholders who shall have demanded and perfected appraisal rights, if any, under the BCL) will be canceled and converted automatically into the right to receive $21.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). See Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date and not withdrawn as permitted by Section 2. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, July 16, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

    In all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, certificates representing Rights ("Rights Certificates"), if such Rights Certificates have been distributed to shareholders.

    The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his Shares. See Section 4. Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment, or paid for, upon the occurrence of any of the conditions specified in Section 14 and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to (i) above, will promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities and Exchange Act of 1934 (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange

Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

    If, prior to the Expiration Date, the Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    The Offer is being mailed to holders of Shares from a list provided to the Purchaser by the Company.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer, (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act and any applicable foreign competition and antitrust statutes and regulations, (ii) the Expiration Date and (iii) the approval of the German Federal Cartel Office pursuant to the German Act Against Restraints of Competition. Thyssen filed a Notification and Report Form under the HSR Act on June 16, 1997, and, accordingly, unless earlier terminated or extended by a request for additional information, the waiting period under the HSR Act is scheduled to expire at 11:59 P.M., New York City time, on July 1, 1997. See Section 15. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 13. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Securities Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with such Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Thyssen the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Common Stock (and Rights, if applicable) to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Common Stock and Rights must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Common Stock and, if applicable, Rights which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    Unless a Distribution Date (as defined in Section 7) occurs, the Rights will be transferred with and only with the certificates for Shares and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Shares represented by such certificate. If separate certificates representing the Rights are issued to holders of Common Stock prior to the time a holder's shares of Common Stock are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation (as defined herein) received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering shareholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares of Common Stock tendered by a shareholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the Commission, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering shareholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

    BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry transfer of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering shareholder will be required to tender Rights by means of physical delivery to the Depositary of certificates for Rights (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares or Rights) of Shares and Rights tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. A shareholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within (a) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or
    (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or
    (2) three trading days after the date certificates for Rights are distributed to shareholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    TENDER CONSTITUTES ON AGREEMENT. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 11, 1997. All such proxies will be considered coupled with an interest in the tendered Shares and Rights. Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 17, 1997.

    To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Thyssen, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur an liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures descried in Section 3 at any time prior to the Expiration Date.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a shareholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder.

    THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND SHAREHOLDERS WHO ARE NOT UNITED STATES PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed on The Nasdaq Stock Market, Inc.'s ("Nasdaq") National Market (the "Nasdaq NM") under the symbol GIDL. The following table sets forth, for the calendar quarters indicated, the high and low last reported sales prices for the Common Stock on the Nasdaq NM and the amount of cash dividends paid per share, based upon public sources:

                                                       COMMON STOCK
---------------------------------------------------------------------------------------------------------------------------
CALENDAR YEAR                                                                            High                  Low
-------------------------------------------------------------------------------        --------              --------
Fiscal Year Ended December 31, 1995:
  First Quarter................................................................  $      17  1/4        $      14  5/8
  Second Quarter...............................................................         18  7/8               15  1/8
  Third Quarter................................................................         18  1/2               16
  Fourth Quarter...............................................................         17  3/8               14  7/8
Fiscal Year Ended December 31, 1996:
  First Quarter................................................................         19  9/16              14  3/4
  Second Quarter...............................................................         19  1/8               16  1/8
  Third Quarter................................................................         16                    10  3/4
  Fourth Quarter...............................................................         14                    11  3/8
Fiscal Year Ended December 31, 1997:
  First Quarter................................................................         14  7/8               12  47/64
  Second quarter (through June 17, 1997).......................................         20  7/8               12  3/4

                                                       COMMON STOCK
-------------------------------------------------------------------------------
                                                                                       Cash
CALENDAR YEAR                                                                      Dividend Paid
-------------------------------------------------------------------------------  -----------------
Fiscal Year Ended December 31, 1995:
  First Quarter................................................................      $     .03
  Second Quarter...............................................................            .03
  Third Quarter................................................................            .03
  Fourth Quarter...............................................................            .03
Fiscal Year Ended December 31, 1996:
  First Quarter................................................................            .03
  Second Quarter...............................................................            .03
  Third Quarter................................................................            .03
  Fourth Quarter...............................................................            .03
Fiscal Year Ended December 31, 1997:
  First Quarter................................................................            .03
  Second quarter (through June 17, 1997).......................................            .03

    The Rights trade together with the Common Stock. On June 11, 1997, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the Nasdaq NM was $19. On June 17, 1997, the last full trading day prior to the commencement of the Offer, the reported closing price on the Nasdaq NM was $20 11/16. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY The Company is a Wisconsin corporation with its principal offices at 142 Doty Street, Fond du Lac, Wisconsin 54935. The following description of the Company's business has been taken from the Company's Form 10-K for the fiscal year ended December 31, 1996:

    Giddings & Lewis, Inc. (the "Company") is a leading global designer and producer of highly-engineered, high-precision, industrial automation systems, including automated machine tools, smart manufacturing systems, flexible transfer lines, assembly automation systems, measuring systems, industrial controls, and related products and services. The Company's products are supplied primarily to the automotive, construction, aerospace, defense, appliance, energy and electronics industries and are manufactured at the Company's thirteen facilities located in the United States, Canada, England and Germany.

    SELECTED CONSOLIDATED FINANCIAL DATA. Set forth below is certain summary consolidated financial information for the Company's last three fiscal years ended December 31, 1996 as contained in the Company 10-K and for the three months ended March 31, 1997 as contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Company 10-Q"). More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission or from Nasdaq in the manner set forth below under "Available Information".

                             GIDDINGS & LEWIS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             THREE MONTHS ENDED
                                                        FISCAL YEAR ENDED DECEMBER 31,     ----------------------
                                                      -----------------------------------  MARCH 30,   MARCH 31,
                                                         1996         1995        1994        1997        1996
                                                      -----------  ----------  ----------  ----------  ----------
                                                                                                (UNAUDITED)
INCOME STATEMENT DATA:
    Net sales.......................................  $   762,993  $  730,552  $  619,471  $  147,617  $  192,420
    Operating income................................      (24,315)     38,174      75,826      13,791      16,811
    Net income (loss)...............................      (12,542)      6,455      47,880       7,379      10,417
    Net income (loss) per Share.....................  $     (0.37) $     0.19  $     1.40  $     0.22  $     0.30
    Average number of Shares outstanding............       34,025      34,398      34,284      32,883      34,527

                                                                  AT DECEMBER 31,
                                                               ----------------------  AT MARCH 30,  AT MARCH 31,
                                                                  1996        1995         1997          1996
                                                               ----------  ----------  ------------  ------------
BALANCE SHEET DATA:
    Total current assets.....................................  $  474,611  $  477,787   $  426,372    $  474,611
    Total assets.............................................     811,400     817,591      761,712       811,400
    Total current liabilities................................     213,305     182,327      178,589       213,305
    Long-term debt...........................................     100,000     100,000      100,000       100,000
    Total shareholders' equity...............................     460,823     492,541      494,543       483,057

    In connection with Thyssen's review of the Company and in the course of the negotiations between the Company and Thyssen described in Section 10, the Company provided Thyssen with certain business and financial information which Thyssen and Purchaser believe is not publicly available. The Company provided Thyssen with financial forecasts for the year ending December 31, 1997 and projections of results of operations for each of the following four years. For the year ending December 31, 1997, the Company forecasted a decline in net sales of more than 15% from the net sales for the fiscal year ended December 31, 1996 and forecasted net income of slightly less than the net income for each of the fiscal years ended December 31, 1995 and December 31, 1996 (before taking into account the after-tax charges and adjustments of $29.0 million in 1995 and $50.1 million in 1996). The Company's projections of results of operations for each of the following four years beginning with the year ended December 31, 1998 showed a compounded annual growth rate of approximately 13% in net sales and approximately 33% in net income from such 1997 forecasts.

    THYSSEN DID NOT RELY ON SUCH FORECASTS IN FORMULATING ITS OFFER TO ACQUIRE THE COMPANY. IN PARTICULAR, THYSSEN DISCOUNTED THE COMPANY'S PROJECTIONS OF RESULTS OF OPERATIONS FOR EACH OF THE FOUR YEARS BEGINNING WITH THE YEAR ENDING DECEMBER 31, 1998 IN ITS OWN ANALYSIS OF THE COMPANY'S FUTURE PROSPECTS. THE FOREGOING SUMMARY OF SUCH FORECASTS IS BEING INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO THYSSEN BY THE COMPANY. PROJECTED FINANCIAL INFORMATION OF THE TYPE SET FORTH IN THE PRECEDING PARAGRAPH IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WILL BE REALIZED OR THAT ACTUAL RESULTS WILL NOT BE SIGNIFICANTLY DIFFERENT THAT THOSE SET FORTH ABOVE. IN ADDITION, THE COMPANY'S PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS.

    THE RIGHTS. Set forth below is a summary description of the publicly available information concerning the Rights.

    Pursuant to the Merger Agreement, the Company has amended the Rights Agreement so that Thyssen will not be deemed an Acquiring Person (as defined below) and the Rights will not separate from the Shares as a result of entry into the Merger Agreement, commencement or consummation of the Offer or the Merger, or the other transactions contemplated by the Merger Agreement.

    According to the Company's Registration Statement on Form 8-A, dated August 23, 1995 (the "Company 8-A") , the Board of Directors of the Company declared a dividend on August 23, 1995 of one Right for each outstanding Common Share. The dividend was payable on September 8, 1995 to the shareholders of record on that date (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Class A Preferred Stock, Series B, $.10 par value (the "Preferred Shares"), of the Company at a price of $60 per one one-hundredth of a Preferred Share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement between the Company and the Rights Agent, which was included as an exhibit to the Company 8-A. The following information concerning the Rights and the Rights Agreement is taken from or is based upon information presented in the Company 8-A.

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company or a subsidiary) (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Shares (the "Shares Acquisition Date") or (ii) 10 business days (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company or a subsidiary) of 20% or more of such outstanding Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Share certificates outstanding as of the Record Date, by such Share certificate.

    The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares, outstanding as of the Record Date, will also constitute the transfer of the Rights associated with the Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") are to be mailed to holders of record of Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on September 8, 2005 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

    The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the

Shares or a stock dividend on the Shares payable in Shares or subdivisions, consolidations or combinations of the Shares occurring, in any such case, prior to the Distribution Date.

    Preferred Shares purchasable upon the exercise of Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Share. Each Preferred Share will have 100 votes, voting together with the Shares. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Share.

    In the event that (i) any person becomes an Acquiring Person, (ii) the Company is the surviving corporation in a merger with an Acquiring Person and the Shares are not changed or exchanged, (iii) an Acquiring Person engages in one of a number of types of transactions specified in the Rights Agreement, or
(iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (the events described in clauses (i)-(iv) are herein referred to as "Flip-In Events"), each holder of a Right will thereafter have the right to receive upon exercise that number of Shares (or, in certain circumstances cash, property or other securities of the Company or a reduction in the Purchase Price) having a market value (calculated as provided under the Rights Agreement) of two times the then current Purchase Price. Notwithstanding any of the foregoing, following the occurrence of any Flip-In Event all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, or subsequently become beneficially owned by an Acquiring Person, related persons and transferees will be null and void.

    In the event that, at any time following the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction or
(ii) 50% or more of its consolidated assets or earning power are sold (the events described in clauses (i) and (ii) are herein referred to as "Flip-Over Events"), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value (calculated as provided under the Rights Agreement) of two times the then current Purchase Price.

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts). In lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    The Purchase Price is payable by certified check, cashier's check, bank draft or money order or, if so provided by the Company, the Purchase Price following the occurrence of a Flip-In Event and until the first occurrence of a Flip-Over Event may be paid in Shares having an equivalent value.

    At any time after a person becomes an Acquiring Person and prior to the acquisition by any Acquiring Person of 50% or more of the outstanding Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by any Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    At any time prior to a person becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the

Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    Other than provisions relating to principal economic terms of the Rights, the terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than 10%, with certain exceptions for any person then beneficially owning a percentage of the number of Shares then outstanding equal to or in excess of the new threshold, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

    The Company 8-A states that while distribution of the Rights will not constitute a taxable event to the shareholders or the Company, the shareholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Shares (or other consideration) of the Company or for common stock of the acquiring company, as set forth above.

    The Company has entered into an amendment to the Rights Agreement to make it inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. The Rights Agreement should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

    COMPANY INFORMATION. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although Thyssen has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Thyssen cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Thyssen.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains an Internet site on the World Wide Web at /http://www.sec.gov> that contains reports, proxy statements and other information. The information also should be available at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    8. CERTAIN INFORMATION CONCERNING PURCHASER AND THYSSEN. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of Thyssen. The principal offices of Purchaser are located at 3155 West Big Beaver Road, Troy, Michigan. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Thyssen is a company organized under the laws of the Federal Republic of Germany (registered in Duisburg), with its principal office at August-Thyssen-Strabe 1, 40211 Dusseldorf, Germany. Thyssen is the holding company of the Thyssen Group. Thyssen owns no Shares. Through its subsidiaries, Thyssen is engaged in three areas of business: Capital Goods and Manufactured Products, Trading and Services and Steel. In addition, Thyssen is engaged in satellite and telecommunications services and has important real estate holdings. The Capital Goods and Manufactured Products Division is engaged in the production of components and systems for the automotive industry, the design and manufacture of elevators and escalators, the production of building and construction related products and systems, providing systems and plant engineering services and the design, building, repair and service of ships. The Trading and Services Division is engaged in recycling of steel, metals and building materials; numerous waste management services; trading in raw materials such as metals and alloys; and trading and cutting to size of production materials like steel, nonferrous metals and plastics. Trading and Services' business also includes building and construction products such as plumbing and heating equipment, materials for excavation and subsurface construction, scaffolding and formwork, petroleum trading and international forwarding and logistics involving all modes of transportation and the implementation of turnkey construction projects and industrial complexes throughout the world, as well as technical maintenance. The Steel Division engages in hot metal desulfurization, ladle metallurgy installation, and production of various steel products (e.g. Hot Strip, Plate, Sheet/Coated Products, Tailored Products, Tin-/Block Plate, Magnetic Materials, Steel Service, Building Elements, Semi-Finished/Bar/Forged Products, Permanent-Way Material/Sectional Steel, Wire Rod, Wire Processing).

    Set forth below is a summary of certain selected financial information with respect to Thyssen for the fiscal years ended September 30, 1995 and September 30, 1996.

    Additional information concerning Thyssen is set forth in Thyssen's Annual Report for the fiscal year ended September 30, 1996. Such Annual Report has been filed with the Commission and is available for inspection and copying at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains an Internet site on the World Wide Web at /http:// www.sec.gov> that contains reports, proxy statements and other information. Thyssen is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file Exchange Act reports with the Commission relating to its business, financial condition or other matters.

    Thyssen's selected consolidated financial data included herein have been prepared in accordance with the German Commercial Code ("Handelsgesetzbuch") which represents generally accepted accounting principles in Germany ("German GAAP"). German GAAP differs in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP"). Thyssen has not determined its financial position or results of operations for any period under U.S. GAAP. A summary of the significant differences between German accounting principles and U.S. GAAP is set forth below under "--Summary of Certain Significant Differences Between German and U.S. GAAP." Purchaser, however, believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of Thyssen to pay for Shares to be acquired pursuant to the Offer. The selected consolidated financial data is stated in Deutsche Mark. On June 16, 1997, The Wall Street Journal reported that, as of June 13, 1997 one U.S. dollar equaled 1.7355 Deutsche Mark.

                           THYSSEN AKTIENGESELLSCHAFT

                         SELECTED FINANCIAL INFORMATION

            (IN MILLIONS OF DEUTSCHE MARK, EXCEPT PER SHARE AMOUNTS)

                                                                                           AT SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1995            1996
                                                                                    --------------  --------------
BALANCE SHEET DATA:
  Total assets....................................................................      DM25,069.7      DM25,482.6
  Equity..........................................................................         5,405.0         5,850.2
  Accruals........................................................................         9,782.0        10,025.3
  Liabilities.....................................................................         9,874.0         9,601.2

                                                                                         FOR THE FISCAL YEAR
                                                                                         ENDED SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1995            1996
                                                                                    --------------  --------------
INCOME STATEMENT DATA:
  Net sales.......................................................................      DM39,122.5      DM38,672.8
  Pretax profit...................................................................         1,026.2           654.0
  Net income......................................................................           775.0           350.0

    The following represents, in the opinion of management of Thyssen, the significant differences that would affect the determination of consolidated net income and stockholders' equity of Thyssen for the periods for which the consolidated financial statements have been presented herein.

    GOODWILL AND BUSINESS ACQUISITIONS. In accordance with German GAAP, the difference between the purchase price and fair value of net assets acquired as part of a business combination (goodwill) may be charged directly to partners' equity which has been practiced until 1992--or capitalized and amortized through the statements of operations over its useful life, which has been practiced since 1993 with an amortization period of 15 years. Under U.S. GAAP, goodwill must be capitalized and amortized through the statement of operations over its useful life not to exceed 40 years.

    FIXED TANGIBLE ASSETS. In general, German companies depreciate fixed tangible assets (property, plant and equipment) through the statement of operations based upon depreciation rates prescribed by German tax law. Under U.S. GAAP, tangible fixed assets are depreciated either on a straight-line or accelerated basis through the statement of operations over their expected useful life. Such differences would generally result in an entity reporting a lower net book value for tangible fixed assets under German GAAP than under U.S. GAAP.

    CAPITALIZATION OF INTEREST. Under German GAAP only under limited circumstances is the capitalization of interest on capital expenditures permitted. Under U.S. GAAP, interest incurred as part of the cost of constructing fixed assets is required to be capitalized and amortized over the life of the assets.

    LEASING. U.S. GAAP contains prescriptive rules for determining whether a lease must be accounted for as an operating or capital lease. Such rules differ from those used in German GAAP.

    PROVISIONS. Under U.S. GAAP, a provision may only be recorded for a liability to a third-party that is probably and reasonably estimatable. Under German GAAP, provisions are also permitted for uncertain liabilities and accrued internal costs.

    PENSIONS AND SIMILAR OBLIGATIONS. Under German GAAP, pension costs and similar obligations including post retirement benefits are accrued over the service lives of the employees based upon actuarial studies using the entry age method as defined in the German tax code. U.S. GAAP requires that a different actuarial method (the projected unit credit method) with different assumptions be used.

    FOREIGN CURRENCY. Under German GAAP, receivables and payables stated in foreign currency are translated at each balance sheet date into German local currency at the lower of the currency exchange rate on the transaction date or the balance sheet date. Under U.S. GAAP, assets and liabilities denominated in a foreign currency are recorded at balance sheet rates with any resulting gain or loss recognized in the income statement.

    DEFERRED TAXES. Under German GAAP, deferred tax assets and liabilities are generally recognized on a net basis and to the extent that the entity is in a net deferred tax asset position the deferred tax asset is generally not recognized. Further, the deferred tax benefit of net operating loss carryforwards is generally not recognized until realized. Under U.S. GAAP, deferred taxes are provided in the period of origination for all temporary differences, including net operating loss carryforwards where it is more likely than not that the tax benefit will be realized in future periods, based upon enacted tax rates.

    The name, citizenship, business address, principal occupation or employment, and material positions held during the last five years for each of the directors and executive officers of Purchaser and Thyssen are set forth in Schedule I hereto.

    None of Thyssen or Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule I hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. None of Thyssen or Purchaser nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in such equity securities during the past 60 days.

    Except as set forth in this Offer to Purchase, neither the Purchaser nor Thyssen, nor, to the best of their knowledge, any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between any of Purchaser, Thyssen, or any of their respective subsidiaries or, to the best knowledge of Thyssen and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither Thyssen nor Purchaser, nor, to the best of their knowledge, any of the persons listed on
Schedule I hereto, has since January 1, 1994 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the regulations of the Commission applicable to the Offer.

    9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger is estimated to be approximately $675,000,000, including related fees and expenses. Purchaser will obtain all of such funds from Thyssen or one of Thyssen's affiliates. Thyssen and its affiliates will provide such funds from working capital.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT. According to the Schedule 14D-9 filed by the Company with the Commission on May 8, 1997, Marvin L. Isles, President and Chief Executive Officer of the Company, was approached on April 21, 1997 by representatives of Harnischfeger Industries, Inc. ("Harnischfeger") regarding a combination of Harnischfeger and the Company. On April 25, 1997, management of the Company informed Harnischfeger that the Company would not enter into negotiations regarding a business combination unless Harnischfeger agreed to be bound by a confidentiality agreement and a two-year standstill agreement. On the afternoon of April 25,

1997, Harnischfeger notified management of the Company of its intention to commence a hostile tender offer and brought related suits against the Company and certain of its directors.

    On April 26, 1997, Mr. Isles contacted Dr. Dieter Vogel, Chairman of the Executive Board of Thyssen regarding a potential business combination between Thyssen and the Company. On April 30, 1997, Thyssen and the Company executed a confidentiality agreement which included a two-year standstill restriction on Thyssen's ability to purchase Shares without the prior approval of the Company. On May 2, 1997 Mr. Isles, and representatives of the Company's financial advisor, met in London, England with Dr. Vogel, Mr. Friedhelm Hoppe, a member of the Executive Board of Thyssen Industries AG, and with representatives of Morgan Stanley, financial advisor to Thyssen. Over the next few weeks, discussion regarding a potential business combination between Thyssen and the Company continued and Thyssen performed an analysis of the business and operations of the Company.

    Beginning on June 2, 1997, representatives of Thyssen and the Company and their respective legal and financial advisors began negotiating the Merger Agreement. Negotiations continued through June 11, 1997, at which point the Merger Agreement was executed.

    CONTACTS WITH THE COMPANY. Except as set forth in this Offer to Purchase, none of the Purchaser, Thyssen or, to the best of their knowledge, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of the Purchaser, Thyssen, or to the best of their knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    From time to time, in the ordinary course of business, Thyssen makes purchases from and sales to the Company of certain products, which transactions are on terms and conditions customary for the industry and negotiated at arm's length. Neither purchases by Thyssen from the Company nor sales by Thyssen to the Company have exceeded $5 million in the aggregate in any of Thyssen's or the Company's past three fiscal years.

    Except as set forth in this Offer to Purchase, none of the Purchaser, Thyssen, or, to the best of their knowledge, any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Thyssen or, to the best of their knowledge, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

    Except as set forth in this Offer to Purchase, as of the date hereof, there have been no contacts, negotiations or transactions between the Purchaser or Thyssen, any of their respective subsidiaries, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

  THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 on file with the Commission. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer no later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject, among other things, to the satisfaction of the Minimum Condition. Purchaser and Thyssen have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, reduces the Minimum Condition, imposes conditions to the Offer in addition to those set forth in the Merger Agreement, or modifies or amends any terms of the Offer in a manner adverse to the Company's shareholders. Purchaser may (and, at the Company's request, if certain conditions are met, shall) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then scheduled expiration date until such time as the conditions to the Offer are met or waived, if at the then scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived. Purchaser may also extend the Offer without the Company's consent for not more than five business days beyond the latest expiration date that would otherwise be permitted under the Merger Agreement, if there have been insufficient shares tendered to effect the Merger as a short-form merger without a meeting of the Company's shareholders.

    BOARD CONTROL. The Merger Agreement provides that within two business days after the purchase by Purchaser of Shares pursuant to the Offer, either (i) a majority of the members of the Board of Directors of the Company shall resign, and the remaining Board members shall fill the positions vacated with persons designated by Thyssen, or (ii) the size of the Board of Directors of the Company shall be expanded and vacant seats filled with persons designated by Thyssen so that, in either case, a majority of the members of the Board of Directors of the Company are persons designated by Thyssen.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware and Wisconsin Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Thyssen. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Thyssen or any direct or indirect wholly owned subsidiary of Thyssen or of the Company) shall be automatically converted into, and exchanged for, the right to receive $21.00 in cash (the "Merger Consideration").

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of Purchaser will be the Articles of Incorporation of the Surviving Corporation. The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    Immediately prior to the Effective Time, each outstanding option granted to a Company employee, consultant or director to purchase Shares ("Option"), whether or not then exercisable, shall be cancelled by the Company, and each holder of a cancelled Option shall be entitled to receive a lump sum cash payment, in consideration for the cancellation of each such Option, equal to the product of (i) the number of Shares subject to such Option and (ii) the excess of the per Share Merger Consideration over the exercise price per Share of such Option; PROVIDED, HOWEVER, that any Option with respect to which the Merger Consideration does not exceed the exercise price shall be cancelled and no payment shall be made with respect thereto.

    ACQUISITION PROPOSALS. The Company has agreed that neither it nor any of its subsidiaries nor any of the respective officers and directors of the Company and its subsidiaries shall, directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity of the Company or any of its subsidiaries (an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or negotiations with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

    None of the foregoing shall prohibit the Company or its Board of Directors from (A) complying with Rules 14d-9 and 14e-2 under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to an unsolicited bona fide Acquisition Proposal if the Board of Directors takes reasonable steps to protect the confidentiality of such information; (C) engaging in negotiations with any person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the Company's shareholders if (1) in the case of clauses (B), (C) and (D) above, the Company reasonably determines in good faith based upon the advice of outside legal counsel that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties and (2) in the case of clauses (C) and (D) above, the Board of Directors of the Company determines in good faith that the Acquisition Proposal is financially superior to the transaction contemplated by the Merger Agreement.

    BEST EFFORTS. The Merger Agreement provides that, subject to its terms and conditions, the Company, Thyssen and Purchaser will take all actions necessary and proper under applicable law, to consummate the Merger, including Purchaser and Thyssen using their best efforts to prevent any injunction by a government entity relating to consummation of the transactions contemplated by the Merger Agreement; PROVIDED, HOWEVER, that the Merger Agreement shall not require, or be construed to require, Thyssen to agree to sell or hold separate and agree to sell, any interest in any assets or businesses of Thyssen, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses.

    DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, Thyssen has agreed that for a period ending not sooner than the sixth anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification existing on the date of this Agreement in favor of the present and former directors, officers, employees and agents of the Company as provided in the Company's Articles of Incorporation and Bylaws, in each case as in effect on the date of the Merger Agreement, and that during such period, the Articles of Incorporation and Bylaws of the Surviving Corporation will not be amended or repealed or otherwise modified in any manner that would adversely affect the rights of indemnity afforded to the present and former directors, officers, employees and agents of the Company unless required by law; PROVIDED, that if any claim is asserted within such six-year period, all rights to indemnification in respect of such claim shall continue until disposition of such claim.

    The Merger Agreement provides that Thyssen and the Surviving Corporation will maintain in effect for five years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company and its subsidiaries (provided that the Surviving Corporation may substitute policies of substantially the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring at or prior to the Effective Time; PROVIDED, HOWEVER, that in no event will Thyssen or the Surviving Corporation be required to pay an annual premium greater than 125% of the last annual premium paid prior to the date thereof by the Company for such insurance.

    EMPLOYEE BENEFITS. The Merger Agreement provides that, for a period of one year following the Effective Time, Thyssen will provide the employees of the Company with employee benefit plans and programs (excluding plans or programs which provide for issuance of Shares or options on Shares) that are in the aggregate no less favorable than current employee benefit plans and programs maintained by the Company. The Merger Agreement provides that Thyssen will cause the surviving company to honor (without modification) certain specified written employment agreements, severance agreements and certain other agreements as in effect on the date of the Merger Agreement. The Merger Agreement also provides that Thyssen agrees to maintain the Company's severance and incentive plans and the Giddings & Lewis Foundation, Inc. for certain periods of time.

    TERMINATION AND TERMINATION FEE. The Merger Agreement provides that it may be terminated and the Merger and the Offer may be abandoned at any time prior to the Effective Time: (a) by mutual written consent of Thyssen and the Company;
(b) by Thyssen or the Company if (i) any governmental body or regulatory authority of the United States of America or the Federal Republic of Germany shall have commenced or provided formal notice of legal action with respect to the transactions contemplated by the Merger Agreement or (ii) Purchaser shall not have purchased Shares pursuant to the Offer on or before December 31, 1997; or (c) by the Company if based on the advice of outside legal counsel that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, the Board of Directors enters into an agreement to accept a financially superior Acquisition Proposal, gives written notice to Thyssen of an intention to enter such agreement, and within two business days of such written notice Thyssen does not agree to amend the Merger Agreement such that its terms are determined in good faith by the Company's Board of Directors (after consultation with its financial advisors) to be as favorable financially to the shareholders of the Company as such Acquisition Proposal and prior to termination, the Company pays to Thyssen the Termination Fee and Expense Reimbursement described below; (d) by the Company if Purchaser has not commenced the Offer within five business days following the date of public announcement of the Offer or has terminated the Offer without purchasing Shares, or if there is a material breach by Purchaser or Thyssen of any of their representations, warranties or covenants contained in the Merger Agreement that is not curable (or if curable, that is not cured within 30 days of notice); (e) by Thyssen, if (i) the Board of Directors of the Company has withdrawn, adversely modified or not reconfirmed its approval (within five business days of a written request to do so) of the Merger Agreement, (ii) there has been a material breach by the Company of any of its representations, warranties or covenants contained in the Merger Agreement that is noncurable (or if curable that is not cured within 30 days of notice), (iii) on a scheduled expiration date all conditions to Purchaser's obligation to accept for payment and pay for shares other than the Minimum Condition have been satisfied or waived and Purchaser terminates Offer without purchasing Shares pursuant to the Offer (provided that the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer), or (iv) Purchaser shall have otherwise terminated the Offer in accordance with the Merger Agreement without purchasing Shares.

    In the event of the termination of the Merger Agreement and abandonment of the Offer, the Merger Agreement provides that it will become void and there will be no liability thereunder on the part of any party except under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination.

    The Merger Agreement provides that if it is terminated by Thyssen or Purchaser upon the Company's entry into an agreement that constitutes a financially superior Acquisition Proposal, or the Board of Directors of the Company shall have withdrawn, adversely modified or failed to reconfirm their recommendation of the Merger (within five business days of a written request to do so), then within no later than two days after the date of such termination, the Company will pay Thyssen a termination fee of $20 million (the "Termination Fee"), as well as reimburse Thyssen and Purchaser for expenses and fees up to $3 million incurred in connection with the Merger Agreement (the "Expense Reimbursement").

    In addition, if the Merger Agreement is terminated by Thyssen or by the Company because Purchaser has terminated the Offer due to a failure to satisfy the Minimum Condition when all other conditions have been satisfied or waived, and within one year after such termination either (x) the Company enters into an agreement to merge with another company (except where the shareholders of the Company will acquire more than 50% of the voting shares of such surviving corporation) or enters into an agreement where more than 50% of the voting securities are acquired by another person, or where new voting securities are issued to another person or the shareholders of another company which aggregate more than 50% of the outstanding voting securities of the Company, or (y) another person acquires more than 50% of the Shares, no later than two days after the date of such occurrences the Company shall pay Thyssen the Termination Fee and Expense Reimbursement.

    The Merger Agreement also contains other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is to enable Thyssen to acquire control of, and the entire equity interest in, the Company. Thyssen and the Purchaser have proposed that, following the consummation of the Offer, the Purchaser would effect the Merger, pursuant to which each then outstanding Shares (excluding Shares owned by the Purchaser or Thyssen, Shares held in the treasury of the Company and Shares owned by shareholders who perfect their dissenters' rights under the BCL, if any), would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, and the Company would become an indirect wholly owned subsidiary of Thyssen. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Merger, as the second step in the acquisition of the Company, is intended to facilitate the acquisition of any Shares not acquired by the Purchaser in the Offer. Consummation of the Merger will require, except as set forth below, the affirmative vote of the holders of a majority of the voting power of the Shares entitled to vote upon such matter.

    Under certain circumstances, the Merger could be consummated without the approval of the Company's shareholders through a Short-Form Merger (as defined below). In particular, the BCL provides that if a corporation holds 90% or more of each class of outstanding shares of a subsidiary corporation, the corporation may merge the subsidiary into itself upon adoption of a merger agreement by the board of directors of the corporation and upon complying with certain notice requirements, but without approval of the shareholders of the subsidiary (a "Short-Form Merger"). Accordingly, if the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, a Short-Form Merger could be effected by action of the Board of Directors of the Purchaser without the approval of the Company's shareholders.

    PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER. In connection with the Offer, Thyssen has reviewed, and will continue to review, various possible business strategies in the event that the Purchaser acquires control of the Company pursuant to this Offer and the Merger, or otherwise, and will continue to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies may include, among other things, changes in the Company's business, corporate structure, Articles of Incorporation, Bylaws, capitalization, management or dividend policy.

    Except as described in this Offer to Purchase, Thyssen and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel. Following further review of the Company's businesses, financial records, personnel, operations and other matters, it is possible such plans and intentions of Thyssen and the Purchaser may change.

    DISSENTERS' RIGHTS. While no dissenters' rights are available in connection with the Offer, Sections 180.1301 through 180.1331 of the BCL may provide dissenters' rights to holders of the Shares, subject to the procedures described therein, to object to the Merger and demand payment of the "fair value" of their

Shares in cash in connection with the consummation of the Merger. Dissenters' rights are available if the Merger is a "business combination" (as defined in Section 180.1130(3) of the BCL), or if the Shares are not registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotations system on the record date for notice of the shareholders' meeting held to vote on the Merger. The Merger will not be a "business combination" if it is consummated as a Short-Form Merger or, if at the time of the Merger, the Company does not have a class of equity securities held of record by 500 or more persons or there are less than 100 Wisconsin residents who are shareholders of record with unlimited voting rights. If the Merger is not a "business combination" and dissenters' rights are available because the Shares are not registered on an exchange or quoted on Nasdaq, the "fair value" of the Shares will be determined as of the time immediately prior to the Merger and will exclude, if equitable, any appreciation or depreciation in the value of the Shares in anticipation of the Merger. If the Merger is a "business combination" and dissenters' rights are available, the "fair value" of the Shares will be determined pursuant to Section 180.1130(9)(a) of the BCL with reference to the public market price of the Shares if available, or otherwise as determined in good faith by the Company's Board of Directors. The "fair value", as so determined, could be more or less than the value per Share to be paid pursuant to the Offer and the Merger.

    The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights in connection with the Merger. The preservation and exericise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the BCL.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act, which Thyssen does not believe would be applicable to the Merger, would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to shareholders of the Company therein, be filed with the Commission and disclosed to shareholders of the Company prior to consummation of the transaction.

    12. DIVIDENDS AND DISTRIBUTIONS. If, on or after June 18, 1997 the Company should declare or pay any cash or stock dividend (other than regular quarterly cash dividends not in excess of $.03 per share) on, or split, combine or otherwise change, the Shares or its capitalization, or shall disclose that it has taken any such action, then the Purchaser, in its discretion, may make such adjustments in the Offer consideration and other terms of the Offer as it deems appropriate to reflect such dividend, split, combination or other change.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    The shares of Common Stock and associated Rights are listed on the Nasdaq NM. According to Nasdaq's published guidelines, the Shares would no longer be included in the Nasdaq NM if, among other things, the number of publicly-held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) was less than 200,000, the aggregate market value of publicly-held Shares was less than $1,000,000 or there were fewer than 400 holders of the Shares or 300 holders in round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in Nasdaq's published guidelines, the number of publicly-held Shares was less than 100,000, or there were fewer than 300 holders in total.

    If the Nasdaq NM were to delist the shares of Common Stock and associated Rights, the market therefore could be adversely affected. It is possible that the shares of Common Stock and associated Rights would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the Nasdaq or other sources. The extent of the public market for the shares of Common Stock and associated Rights and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the shares of Common Stock and associated Rights remaining at such time, the interest in maintaining a market in the shares of Common Stock and associated Rights on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    The shares of Common Stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

    The shares of Common Stock and associated Rights are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding shares of Common Stock and associated Rights are not included for trading in the Nasdaq NM and if there are fewer than 300 holders of record of shares of Common Stock and associated Rights. Termination of registration of the shares of Common Stock and associated Rights under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the shares of Common Stock and Rights. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". The Purchaser reserves the right to seek to cause the Company to apply for termination of registration of the shares of Common Stock and associated Rights as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Even if the registration of the shares of Common Stock and associated Rights under the Exchange Act is terminated, the Exchange Act requirement that the Company file periodic reports may remain applicable to the extent its currently outstanding debt securities would be required to be registered under the Exchange Act.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer and provided that Purchaser shall not be obligated to accept for payment any Shares until (i) expiration of all applicable waiting periods under the HSR Act and the German Act Against Restraints of Competition (the "AARC") and (ii) the Minimum Condition shall have been satisfied, Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any Shares tendered pursuant to the Offer, or may, subject to the terms of the Merger Agreement, terminate or amend the Offer if on or after June 11, 1997, and at or before the time of payment for any of such Shares, any of the following events shall occur (or become known to Thyssen) and remain in effect:

        (a) there shall have occurred and be continuing as of the then scheduled expiration date of the Offer (i)any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, the Nasdaq NM or stock exchanges in the Federal Republic of Germany, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Federal Republic of Germany, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States or the Federal Republic of Germany, (iv) any material limitation (whether or not mandatory) by any governmental or regulatory authority, agency or commission, domestic or foreign ("Governmental Entity"), on the extension of credit by banks or other lending institutions in the United States or the Federal Republic of Germany, (v) or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (b) (i) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement, (ii) any representation or warranty of the Company set forth in the Merger Agreement which is qualified by materiality shall not have been true and correct as of the date of the Merger Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer or (iii) any representation or warranty of the Company set forth in the Merger Agreement which is not qualified by materiality shall not have been true and correct in all material respects as of the date of this Merger Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer, except in the case of clauses (ii) and (iii) of this paragraph (b) for representations and warranties which by their terms speak only as of another date, which representations and warranties, if qualified by materiality, shall not have been true and correct as of such date and, if not qualified, shall not have been true and correct in all material respects as of such other date;

        (c) any court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) restricts (other than restrictions which in the aggregate do not cause any adverse change or changes in the financial condition, properties, business or results of operations of the Company, Thyssen or any of their subsidiaries, as the case may be, which individually or in the aggregate is or are material to the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as the case may be, other than any change or effect arising out of general economic conditions (a "Material Adverse Effect"), or which do not materially restrict the ability of Thyssen and Purchaser to consummate the Offer and the Merger as originally contemplated by Thyssen and Purchaser), prevents or prohibits consummation of the Offer or the Merger, (ii) prohibits or limits (other than limits which in the aggregate do not have a Material Adverse Effect on Thyssen, Purchaser or the Company or which do not materially limit the ability of Thyssen to own and operate all of the business and assets of Thyssen and the Company after the consummation of the transactions contemplated by the Offer and the Merger Agreement) the ownership or operation by the Company, Thyssen or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or as a result of the Offer or the Merger compels the Company, Thyssen or any of their subsidiaries to dispose of or hold separate all or any material portion of their respective business or assets, (iii) imposes limitations (other than limits which in the aggregate do not have a Material Adverse Effect on Thyssen, Purchaser or the Company or which do not materially limit the ability of Thyssen to own and operate all of the business and assets of Thyssen and the Company after the consummation of the transactions contemplated by the Offer and the Merger Agreement) on the ability of Thyssen or any subsidiary of Thyssen to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby,
    (iv) requires divestiture by Thyssen or any affiliate of Thyssen of any Shares or (v) otherwise materially adversely affects the financial condition, business or results of operations of the Company and its subsidiaries taken as a whole;

        (d) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Thyssen or Purchaser with or from any governmental entity in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained as of the then scheduled expiration date of the Offer (other than the failure to receive any consent, registration, approval, permit or authorization or to make any notice, report or other filing that, in the aggregate, is not reasonably likely to have a Material Adverse Effect on Thyssen, Purchaser or the Company, or would not prevent the consummation of the Offer or the Merger);

        (e) any change or development in the financial condition, properties, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

        (f) the Board of Directors of the Company (or a special committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Thyssen and Purchaser its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any other Acquisition Proposal;

        (g) the Merger Agreement shall have been terminated by the Company or Thyssen or Purchaser in accordance with its terms or Thyssen or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares; or

        (h) the German Federal Cartel Office shall have notified Thyssen, or Thyssen shall have become aware, that it will object to the transactions contemplated by this Merger Agreement;

which, in the reasonable judgment of Thyssen and Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Thyssen or Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

    The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Thyssen and Purchaser and may be asserted by Thyssen or Purchaser regardless of the circumstances (including any action or inaction by Thyssen or Purchaser) giving rise to such condition or may be waived by Thyssen or Purchaser, in whole or in part at any time and from time to time in its sole discretion. The determination as to whether any condition has occurred shall be in the sole judgment of Thyssen and the Purchaser and will be final and binding. The failure by Thyssen or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that the Purchaser reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, the Purchaser will either promptly pay for such Shares or promptly return such Shares.

    A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Thyssen and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Thyssen's business or that certain parts of the Company's or Thyssen's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

    ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of the Purchaser's obligation to accept Shares for payment.

    Pursuant to the HSR Act, Thyssen filed a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer with the Antitrust Division and the FTC on June 16, 1997. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Thyssen. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on July 1, 1997, unless early termination of the waiting period is granted or Thyssen receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Thyssen has requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Thyssen, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Thyssen with such request. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Thyssen, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

    STATE TAKEOVER LAWS. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, shareholders, principal executive offices or principal places of business therein. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33 l/3% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders.

    Sections 180.1140 through 180.1144 of the BCL (the "Wisconsin Business Combination Law") prohibit certain business combinations between a resident domestic corporation (such as the Company) and an "interested stockholder" (defined generally as any person that, directly or indirectly, beneficially owns or has the right to exercise 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation) for a period of three years after the date the person becomes an interested stockholder unless the acquisition of the shares or the business combination has been approved by the board of directors of the resident domestic corporation prior to the date on which the interested stockholder became an interested stockholder. Although the acquisition of the Shares pursuant to the Merger after the purchase of Shares in the Offer would involve a business combination between a resident domestic corporation and an interested stockholder, the Company's execution of the Merger Agreement, which provides for the Offer and the Merger, was unanimously approved by the Board of Directors of the Company prior to the date on which the Purchaser will become an interested stockholder. Accordingly, the Wisconsin Business Combination Law is inapplicable to the Offer and the Merger.

    Section 180.1150 of the BCL contains "Control Share" provisions limiting, under certain circumstances, the voting power of a shareholder that holds in excess of 20% of the voting power of certain corporations. However, the Company's Restated Articles of Incorporation, as amended, provide that the Company has elected not to have such section of the BCL apply to the Company.

    Sections 180.1130 through 180.1134 of the BCL (the "Wisconsin Fair Price Law") generally provide, with certain exceptions, that "business combinations" involving an "issuing public corporation" (a Wisconsin corporation like the Company which has a class of equity securities held of record by more than 500 persons and at least 100 shareholders of record who are residents of Wisconsin) and a "significant shareholder" (defined generally as any person that is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation) be approved by the affirmative vote of at least 80% of the voting power of the issuing public corporation's stock, and at least 66 2/3% of the voting power of the corporation's stock not beneficially owned by the significant shareholder, in each case voting together as a group, unless certain "fair price" conditions set out in Section 180.1132 of the BCL are satisfied. The amount to be paid for each Share in either the Offer or pursuant to the Merger satisfies each of the conditions of Section 180.1132 of the BCL. Accordingly, the restrictions contained in the Wisconsin Fair Price Law are not applicable to the Offer and the Merger. In addition, if the Merger is consummated as a Short-Form Merger, the Merger will not be a "business combination" under, and will not be subject to the provisions of, the Wisconsin Fair Price Law.

    The Purchaser does not believe that any state takeover laws (other than the foregoing) apply to the Offer and it has not complied with any other state takeover laws. See Section 11. Should any government official or third party seek to apply any state takeover law to the Offer, the Purchaser will take such action as then appears desirable.

    If it is asserted that one or more other state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

    EXON-FLORIO. Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio"), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States ("CFIUS"), which is comprised of representatives of the Departments of the Treasury, State,

Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors and which has been selected by the President to administer Exon-Florio, either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS.

    A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. The Purchaser does not believe that the Offer or the Merger threatens to impair the national security of the United States and does not intend to notify CFIUS of the proposed transaction.

    GERMAN AARC. According to the AARC, the acquisition of Shares by Purchaser pursuant to the Offer is subject to German pre-merger control. Notice of a transaction subject to German pre-merger control must be provided before consummation to the FCO, and may not be effected until antitrust review has been completed and no objections raised. Thyssen expects to file, on or before June 20, 1997, a Pre-Merger Notification with the FCO in connection with the purchase of Shares pursuant to the Offer. During a statutory one-month period following the filing, the FCO must either come to a final decision as to the compatibility of the transaction with the German market, or inform the parties in writing that it has initiated an in-depth review of the transaction. Assuming Thyssen effects the filing on June 20, 1997, the one-month period applicable to the purchase of Shares pursuant to the Offer will expire on July 20, 1997. In most instances to date, the FCO has completed antitrust review and given clearance to the respective transactions before the end of the one-month period. However, there can be no assurance that the review of the purchase of Shares pursuant to the Offer will also be completed within one month following the filing.

    If the FCO is not in a position to come to a final decision within the one-month period, it will have to inform the parties before the end of such period in writing that it has initiated an in-depth review of the transaction. Should the FCO fail to give such information to the parties before the end of the one-month period, the transaction is treated as if it had been given clearance. Provided that the FCO has informed the parties about the initiation of the in-depth review within such period, a review period of four months in total (beginning with the original filing) becomes applicable to the transaction. Regarding the purchase of Shares pursuant to the Offer, the four-month review period, assuming that Thyssen effects the filing on June 20, 1997, will expire on October 20, 1997, unless that period is extended with the consent of the parties involved. In most instances to date, where a four-month review period, became applicable to a transaction, the FCO has completed antitrust review and given clearance to the respective transaction before the end of such period. There can be no assurance, however, that if the four-month period becomes applicable to the purchase of Shares pursuant to the Offer, antitrust review by the FCO will be completed before the end of such period.

    In the course of its reviews, the FCO will examine whether the proposed acquisition of Shares by Purchaser pursuant to the Offer would create a dominant market position or strengthen an already-existing dominant position in Germany. If the FCO makes such a finding, it will act to prohibit the transaction. Based upon an examination of information available to Thyssen relating to the businesses in which Thyssen, the Company and their respective subsidiaries are engaged, Thyssen and Purchaser believe that there is no ground for such a finding. Nevertheless, there can be no assurance that the FCO will not take a different point of view.

    OTHER FOREIGN LAWS. According to publicly available information, the Company also owns property and conducts business in a number of other countries and jurisdictions, including Canada and the United Kingdom. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date.

    The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

    ENVIRONMENTAL. Based on a review of publicly available information with respect to the Company and the review of certain information furnished by the Company to Thyssen and discussions of representatives of Thyssen with representatives of the Company during Thyssen's investigation of the Company (see Section 10), neither the Purchaser nor Thyssen is aware of any environmental requirements that would be triggered by the Purchaser's acquisition of the Shares or the Merger that would appear to be material to the business of the Company and its subsidiaries taken as a whole.

    16. FEES AND EXPENSES. Except as set forth below, neither Thyssen nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Morgan Stanley & Co. Incorporated is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Thyssen has paid Morgan Stanley a fee of $1,000,000 and has agreed to pay a transaction fee of approximately $3,100,000 when the Offer is consummated. Thyssen has also agreed to reimburse Morgan Stanley for all out-of-pocket expenses incurred by Morgan Stanley, including the fees and expenses of legal counsel, and to indemnify Morgan Stanley against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of June 11, 1997, Morgan Stanley held a net long position of 199,787 Shares.

    The Purchaser and Thyssen have retained Morrow & Co., Inc. to act as the Information Agent and Morgan Guaranty Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

    Neither the Purchaser nor Thyssen, will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Thyssen is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Thyssen becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Thyssen not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    The Purchaser and Thyssen have filed with the Commission a Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 7 herein (except that such material will not be available at the regional offices of the Commission) and is also available on-line through the Commission's EDGAR electronic filing and retrieval system.

                                                    TAQU, INC.

June 18, 1997

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                              OF THYSSEN AND TAQU

    1. DIRECTORS AND EXECUTIVE OFFICERS OF THYSSEN AND TAQU. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Thyssen are set forth below. All such directors and executive officers listed below are citizens of the Federal Republic of Germany and, unless otherwise indicated, have been in their present principal occupations for the last five years and, unless otherwise indicated, the business address of each such person is the address of Thyssen.

                        NAME AND                          POSITION WITH THYSSEN AND/OR TAQU; PRINCIPAL OCCUPATION;
                    BUSINESS ADDRESS                                     5-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------

Prof. Dr. Gunter Vogelsang..............................  Thyssen, Honorary Chairman, Supervisory Board (3/96 -
                                                          present); formerly
                                                          Thyssen, Chairman, Supervisory Board

Dr. Heinz Kriwet........................................  Thyssen, Chairman, Supervisory Board (3/96 - present);
                                                          formerly,
                                                          Thyssen, Chairman, Executive Board ( - 3/96)

Walter Riester..........................................  Thyssen, 1st Vice Chairman, Supervisory Board
                                                          German Metal Workers' Union (IG Metall), Second Chairman

Wilfried Behrend........................................  Thyssen, Vice Chairman, Supervisory Board
                                                          Thyssen Henschel Gmbh, Vice Chairman, Works Council

Dr. Henning Schulte-Noelle..............................  Thyssen, Vice Chairman, Supervisory Board (3/96 -
                                                          present)
                                                          Allianz AG, Chairman, Executive Board

Carl L. von Boehm-Bezing................................  Thyssen, Member, Supervisory Board (6/97-present);
                                                          Deutsche Bank AG, Member, Executive Board

Gunter Dickhausen.......................................  Thyssen, Member, Supervisory Board (3/96 - present),
                                                          German Federation of Trade Unions (DGB), Member,
                                                          Executive Committee of the General Secretariat

Dr. Hermann Franz.......................................  Thyssen, Member, Supervisory Board
                                                          Siemens AG, Chairman, Supervisory Board (1993-present),
                                                          Member, Executive Board (-1993)

Dr. Friedhelm Gieske....................................  Thyssen, Member, Supervisory Board, RWE AG, Member,
                                                          Supervisory Board (1994-present), Chairman of the
                                                          Executive Board (-1994)

Dr. Klaus Gotte.........................................  Thyssen, Member, Supervisory Board (3/96 - present) MAN
                                                          AG, Chairman, Supervisory Board (8/96 - present)
                                                          MAN, AG, Chairman, Executive Board ( - 8/96)

Dr. Carl H. Hahn........................................  Thyssen, Member, Supervisory Board
                                                          Volkswagen AG, Member, Supervisory Board

                        NAME AND                          POSITION WITH THYSSEN AND/OR TAQU; PRINCIPAL OCCUPATION;
                    BUSINESS ADDRESS                                     5-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Horst Kowalak...........................................  Thyssen, Member, Supervisory Board
                                                          German Federation of Trade Unions (DGB), Department
                                                          Head, General Secretariat

Dieter Kroll............................................  Thyssen, Member, Supervisory Board (skilled steel mill worker)
                                                          Thyssen Stahl AG, Chairman, General Works Council ( -
                                                          5/97)
                                                          Thyssen, General Works Council, Chairman (6/92 -
                                                          present)

Walter Scheel...........................................  Thyssen, Member, Supervisory Board
                                                          Federal Republic of Germany, former President

Thomas Schlenz..........................................  Thyssen, Member, Supervisory Board (shift foreman) (3/96
                                                          - present)
                                                          TKR Thyssen Klockner Recycling GmbH, Chairman, General
                                                          Works Council

Heinz Schleuber.........................................  Thyssen, Member, Supervisory Board
                                                          North Rhine-Westphalia, Minister of Finance

Klaus Schmid............................................  Thyssen, Member, Supervisory Board
                                                          German Metal Workers' Union (IG Metal), Department head,
                                                          General Secretariat

Dr. Hermann Scholl......................................  Thyssen, Member, Supervisory Board (3/96 - present)
                                                          Robert Bosch GmbH, Chairman, Managing Board
                                                          (1993-present), Member, Managing Board (1993-present)

Wilhelm Segerath........................................  Thyssen, Member, Supervisory Board (6/97 - present)
                                                          Thyssen, General Works Council (Chairman 6/97 - present)

Dr. Walter Seipp........................................  Thyssen, Member, Supervisory Board
                                                          Commerzbank AG, Chairman, Supervisory Board

Bernhard Walter.........................................  Thyssen, Member Supervisory Board (3/97 - present)
                                                          Dresdner Bank AG, Member, Executive Board

Erich Wilke.............................................  Thyssen, Member, Supervisory Board
                                                          BfG Hypothekenbank AG, Chairman, Executive Board

Dr. Dieter H. Vogel.....................................  Chairman of the Executive Board of Thyssen since 1996;
                                                          Member of the Executive Board of Thyssen from 1986 to
                                                          1996; Chairman of the Executive Board of Thyssen
                                                          Handelsunion AG, Hans-Gunther-Sohl-Str. 1 40235
                                                          Dusseldorf Germany from 1986 to 1996; Member of the
                                                          Board of Thyssen Holding Corporation, 3155 Big Beaver
                                                          Road, Troy, Michigan 48007, since 1996.

                        NAME AND                          POSITION WITH THYSSEN AND/OR TAQU; PRINCIPAL OCCUPATION;
                    BUSINESS ADDRESS                                     5-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Siegfried Buschmann.....................................  Member of the Board and President of Thyssen Holding
                                                          Corporation, 3155 Big Beaver Road, Troy, Michigan 48007;
                                                          Chairman of the Board of Directors and Chief Executive
                                                          Officer of The Budd Company, 3155 Big Beaver Road, Troy,
                                                          Michigan 48007; Chairman of the Executive Board, Thyssen
                                                          Budd Automotive GmbH, Essen, Germany.

Dr. Hans-Erich Forster..................................  Member of the Executive Board of Thyssen since 1996;
                                                          Chairman of the Executive Board of Thyssen Handelsunion
                                                          AG, Hans-Gunther-Sohl-Str. 1 40235 Dusseldorf Germany
                                                          since 1996; Member of the Executive Board of Stinnes AG
                                                          Humboldtring 15 45472 Mulheim, 1992 to 1996; Member of
                                                          the Executive Board of Thyssen Industrie AG, Am
                                                          Thyssenhaus 1 45128 Essen Germany from 1985 to 1992.

Dieter Hennig...........................................  Member of the Executive Board of Thyssen; Member of the
                                                          Executive Board of Thyssen Stahl AG, Kaiser-Wilhelm-Str.
                                                          100 47166 Duisburg Germany.

Dr. Eckhard Rohkamm.....................................  Member of the Executive Board of Thyssen; Chairman of
                                                          the Executive Board of Thyssen Industrie AG, Am
                                                          Thyssenhaus 1 45128 Essen Germany.

Dr. Ekkehard Schulz.....................................  Member of the Executive Board of Thyssen; Chairman of
                                                          the Executive Board of Thyssen Stahl AG,
                                                          Kaiser-Wilhelm-Str. 100 47166 Duisburg Germany.

Dr. Heinz-Gerd Stein....................................  Member of the Executive Board of Thyssen; Member of the
                                                          Board of Thyssen Holding Corporation, Dover Delaware
                                                          USA.

Axel Kirsch.............................................  President and Member of the Board of TAQU since 1997;
                                                          Vice President for Corporate Development of Thyssen
                                                          since 1997; COO of Elsnerdruck GmbH, Lutzowstrabe
                                                          107-112 10785 Berlin Germany from 1994 to 1996; Project
                                                          Manager for Bertelsmann Industry, Carl-
                                                          Bertelsmann-Strabe 161 33311 Gutersloh Germany from 1991
                                                          to 1993.

                        NAME AND                          POSITION WITH THYSSEN AND/OR TAQU; PRINCIPAL OCCUPATION;
                    BUSINESS ADDRESS                                     5-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Dr. Eckart Brockfeld....................................  Secretary and Treasurer and Member of the Board of TAQU
                                                          since 1997; Legal counsel of Thyssen since 1996;
                                                          Director of Corporate Development and Personnel of
                                                          Thyssen Haniel Logistic GmbH from 1993 to 1996; Legal
                                                          counsel of Thyssen Handelsunion AG from 1989 to 1993;
                                                          Assistant Secretary of Thyssen Holding Corporation,
                                                          Dover, Delaware since 1996.

    Facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK

               BY MAIL:                    BY OVERNIGHT COURIER:                    BY HAND:
        Morgan Guaranty Trust              Morgan Guaranty Trust             Morgan Guaranty Trust
         Company of New York                Company of New York               Company of New York
       Corporate Reorganization         C/O State Street Corporate    C/O Securities Transfer & Reporting
            P.O. Box 8216                     Reorganization                 Services, Inc. (STARS)
        Boston, MA 02266-8216                70 Campanelli Dr.       1 Exchange Plaza/55 Broadway, 3rd Fl.
                                            Braintree, MA 02184                New York, NY 10006
                                                                          Attn: Stock Transfer Window

                                          FACSIMILE TRANSMISSION:
                                        (FOR ELIGIBLE INSTITUTIONS
                                                   ONLY)
                                              (617) 794-6333
                                           CONFIRM BY TELEPHONE:
                                              (617) 794-6388

                            ------------------------

    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                           Toll Free: (800) 566-9061

                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-6531